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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
UNITED STATIONERS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Stationers Inc. 2200 East Golf Road Des Plaines, Illinois 60016-1267

Dear Stockholder:

On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2002 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 8, 2002, at 2:00 p.m. Central Time, at the Company's offices located at 2200 East Golf Road, Des Plaines, Illinois.

At this year's Annual Meeting, the matters to be considered by stockholders are the election of two directors to serve for a three-year term expiring in 2005 and the transaction of such other business as may properly come before the meeting. The Board of Directors of the Company has determined that approval of the proposed slate of director nominees is in the best interest of the Company and its stockholders, and has unanimously recommended a vote "FOR" election of these nominees.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement, so that you will be informed as to the qualifications of the director nominees, and to vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy with your voting instructions by telephone, through the Internet or by signing, dating and mailing your proxy card in accordance with the instructions provided on it. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Frederick B. Hegi, Jr. Chairman of the Board
Des Plaines, Illinois April 1, 2002

United Stationers Inc. 2200 East Golf Road Des Plaines, Illinois 60016-1267

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

MAY 8, 2002

The Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 8, 2002, at 2:00 p.m. Central Time, at the Company's offices located at 2200 East Golf Road, Des Plaines, Illinois for the following purposes:

1.
to elect two Class I directors to serve for a three-year term expiring in 2005; and

2.
to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The record date for the Annual Meeting is the close of business on Thursday, March 14, 2002. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company's offices at 2200 East Golf Road, Des Plaines, Illinois during normal business hours for ten days prior to the Annual Meeting.

Your vote is important. Whether or not you plan to be present in person at the meeting, you are urged to submit a proxy with your voting instructions as promptly as possible. Record holders of the Company's Common Stock as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or by using the Internet. Instructions relating to these convenient services are described on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the U.S. postage-prepaid envelope provided with these materials.

By Order of the Board of Directors,

Deidra D. Gold Secretary

April 1, 2002

United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016-1267

PROXY STATEMENT
APRIL 1, 2002

PROXY AND VOTING INFORMATION

The Board of Directors of United Stationers Inc. (referred to as "we" or the "Company" in this Proxy Statement) is soliciting your proxy for use at our 2002 Annual Meeting of Stockholders and any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card are first being mailed to our stockholders on or about April 1, 2002.

Who May Vote

Holders of record of our Common Stock at the close of business on Thursday, March 14, 2002 (the "Record Date") may vote at the Annual Meeting. On that date, 33,786,071 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods.

  •
  By Telephone: Call 1-877-779-8683 on a touch-tone telephone from anywhere within the United States or Canada and follow the instructions on your proxy card for voting by telephone.

  •
  Through the Internet: Go to the Website, http://www.eproxyvote.com/ustr and follow the instructions printed on your proxy card.

  •
  By Mail: Complete, sign and mail the proxy card in the enclosed envelope.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on your enclosed proxy card before your proxy and voting instructions will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated Website on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in "street name" through a broker, bank, nominee, fiduciary or other custodian, you should review the separate voting form supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. If so, use the appropriate voting form or toll-free telephone number and Website address provided on that firm's voting form for its beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct.

If you sign and return a proxy card without indicating your voting instructions, the proxies will vote your shares FOR the election of the two director nominees shown under "Election of Directors" on the following pages.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

  •
  submitting a new proxy card that is properly signed with a later date;

  •
  voting again at a later date by telephone or through the Internet—your latest voting instructions will be counted and your earlier instructions revoked;

  •
  sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., 2200 East Golf Road, Des Plaines, Illinois 60016-1267; or

  •
  voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 33,786,071 shares of our Common Stock issued and outstanding on the Record Date.

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders' meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the National Association of Securities Dealers, Inc. (the "NASD") to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a "non-vote" on those matters. Typically, however, brokers are permitted by the NASD to vote for the election of directors without instructions from the beneficial owner. Under Delaware law and our bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Required Votes

Assuming a quorum is present, the nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or both nominees are not counted for this purpose and will not affect the outcome of this election. We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Expenses of Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the use of the mail, Company officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of electronic communication, without additional compensation. Upon request, we will reimburse brokers, banks, custodians and other nominee holders of record for their out-of-pocket expenses in forwarding proxy materials to their principals who are the benefical owners of our Common Stock.

ELECTION OF DIRECTORS

General

The Company's business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company's overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of eight members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the two current Class I Directors expire in 2002. Each of them is a nominee at the Annual Meeting for reelection to a three-year term expiring in 2005.

The nominees have indicated that they are willing and able to serve as Company directors. If either nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors.

Information regarding each of the director nominees and the directors continuing in office, including his or her age, principal present occupation, other business experience during at least the last five years, directorships in other companies and period of service as a Company director, is set forth below.

Director Nominees

The nominees for election as Class I Directors at this year's Annual Meeting, to serve for a three-year term expiring in 2005, are as follows:

DANIEL J. GOOD

Mr. Good (62) was elected to the Company's Board of Directors in March 1995. Mr. Good is Chairman of Good Capital Co., Inc., an investment firm in Lake Forest, Illinois, and has served as such since 1995. Until June 1995, Mr. Good was Vice Chairman of Golden Cat Corp., the largest producer of cat litter in the United States. Prior to such time, he was Managing Director of Merchant Banking of Shearson Lehman Bros. and President of A.G. Becker Paribas, Inc. Mr. Good serves as a director and Chairman of Tibersoft Corporation, Inc., a network and tools provider for electronic trade in the food service, paper and maintenance supply industries, and is a member of the Advisory Board of Brown Simpson Asset Management, LLC, an investment management firm.

MAX D. HOPPER

Mr. Hopper (67) was elected to the Company's Board of Directors in August 1998. In 1995, he founded Max D. Hopper Associates, Inc., a consulting firm specializing in creating benefits from the strategic use of advanced information systems, and he serves as its Principal and Chief Executive Officer. Prior to 1995, he served as Chairman of the SABRE Technology Group and as Senior Vice President for American Airlines, Inc., both units of AMR Corporation. Mr. Hopper currently serves as a director of Gartner, Inc. (an independent provider of research and analysis on information technology industries), Metrocall, Inc. (a provider of paging and advanced wireless data and messaging services), Accrue Software, Inc. (a provider of enterprise-level e-business analysis solutions), Exodus Communications, Inc. (a provider of Internet infrastructure outsourcing services) and United Messaging, Inc. (a provider of messaging and e-mail outsourcing services).

Your Board unanimously recommends a vote "FOR" the election of the two persons nominated to serve as Class I directors.

Continuing Directors

The other directors, whose terms will continue after this year's Annual Meeting, are as follows:

Class II Directors—Continuing in Office until May 2003

Frederick B. Hegi, Jr. (58) was elected to the Company's Board of Directors in March 1995 and served as its Chairman, Interim President and Chief Executive Officer from November 1996 until Randall Larrimore became President and Chief Executive Officer in May 1997. Mr. Hegi is a founding partner of Wingate Partners, including the indirect general partner of each of Wingate Partners L.P. and Wingate Partners II, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Since July 1999, Mr. Hegi also has served as Chairman, President and Chief Executive Officer of Kevco, Inc., a publicly held distributor of building products to the manufactured housing and recreational vehicle industries, which filed for protection under Chapter 11 of the United States Bankruptcy Code on February 5, 2001. Mr. Hegi is a director of Lone Star Technologies, Inc., a diversified company engaged in the manufacture of tubular products, Pro Parts Xpress, Inc., a wholesale distributor of automotive parts, and ENSR International, an international environmental services firm.

Randall W. Larrimore (54) was elected to the Company's Board of Directors and became President and Chief Executive Officer of the Company in May 1997. From February 1988 to May 1997, Mr. Larrimore had been President and Chief Executive Officer of MasterBrand Industries, Inc., a manufacturer of leading brands, including Master Lock® padlocks and Moen® faucets, and a subsidiary of Fortune Brands, Inc. (formerly American Brands, Inc.). Prior to that time, Mr. Larrimore was President and Chief Executive Officer of Twentieth Century Companies, a manufacturer of plumbing repair parts and a division of Beatrice Companies, Inc. Prior thereto, he was Vice President of Marketing for Beatrice Home Specialties, the operating parent of Twentieth Century Companies. Fortune Brands, Inc. acquired Twentieth Century Companies and other Beatrice divisions and subsidiaries in 1988. Before joining Beatrice in 1983, Mr. Larrimore was with Richardson-Vicks, Inc., McKinsey & Company and PepsiCo, Inc. Mr. Larrimore serves as a director of Olin Corporation, a diversified manufacturer of chemicals, metals and sporting ammunition. He also serves as a director of Evanston Northwestern Healthcare, a healthcare organization, S.I.F.E. (Students in Free Enterprise) and Lake Forest Academy, a private secondary school. As described elsewhere in this Proxy Statement, Mr. Larrimore's current employment agreement contemplates that he will be nominated for election as a director of the Company throughout his employment term.

Ilene S. Gordon (48) was elected to the Company's Board of Directors in January 2000. She currently serves as Senior Vice President of Pechiney Group and President of Pechiney Plastic Packaging, Inc., overseeing all aspects of Pechiney's flexible films, laminations and plastic packaging activities worldwide, including manufacturing, sales and marketing operations. Prior to joining Pechiney in June 1999, Ms. Gordon spent 17 years with Tenneco Inc., where she most recently served as Vice President and General Manager, heading up Tenneco's folding carton business. She currently serves as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management business.

Class III Directors—Continuing in Office until May 2004

Roy W. Haley (55) was elected to the Company's Board of Directors in March 1998. Mr. Haley is the Chairman and Chief Executive Officer of WESCO International, Inc. ("WESCO"), a wholesale supplier of electrical and other industrial supplies and services. Prior to joining WESCO in such roles in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation's largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley is a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, and Development Dimensions International, Inc., a provider of leadership and development training and consulting services.

Benson P. Shapiro (60) was elected to the Company's Board of Directors in November 1997. Dr. Shapiro has served on the faculty of Harvard University for 32 years and is currently The Malcolm P. McNair Professor of Marketing Emeritus at the Harvard Business School. He continues to teach a variety of

Harvard's executive programs on a part-time basis and spends most of his time engaged in consulting, public speaking and writing. He serves as a director of Genuity Inc., a network services provider, and is a member of several boards or advisory boards of private companies, including ENSR International, an international environmental services firm.

Alex D. Zoghlin (32) was elected to the Company's Board of Directors in November 2000. He currently serves as Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by a number of airline companies, including American, United, Delta, Northwest and Continental. Before joining Orbitz in January 2000, Mr. Zoghlin founded in 1998 and subsequently sold Sportsgear.com, a business-to-business sporting goods enterprise. He was the founder and, from 1995 to 1998, Chief Executive Officer of Neoglyphics Media Corporation, a Web development company serving Fortune 500 companies and selected government and non-profit organizations. In 1997, Mr. Zoghlin was honored as one of four winners of the KPMG Illinois High Tech Award for contributing to the advancement of high technology business in Illinois. He also previously served in the United States Navy as a cryptography specialist. Mr. Zoghlin is a director of UNICEF, the international children's organization.

Board of Directors Meetings and Committees

The Board of Directors held eleven meetings during 2001. During this period, each current director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served (during the periods that he or she so served).

The Board of Directors has established four standing committees—an Executive Committee, an Audit Committee, a Human Resources Committee and a Governance Committee. The Governance Committee serves as and performs the functions of a Board nominating committee.

The Executive Committee members are Frederick B. Hegi, Jr. (Chair), Randall W. Larrimore and Benson P. Shapiro. Although it did not hold any meetings during 2001, the Executive Committee has the authority to act upon many corporate matters that require Board approval, except where Delaware law requires action by the full Board.

The members of the Audit Committee, all of whom are independent as defined in The Nasdaq Stock Market, Inc.'s listing standards, are Roy W. Haley (Chair), Max D. Hopper and Ilene S. Gordon. The Audit Committee held three regular meetings during 2001. In addition, the Audit Committee, through its Chair or together with other members, reviewed with management and the Company's outside auditors the Company's quarterly financial results before their inclusion in the Company's quarterly reports filed with the Securities and Exchange Commission (the "SEC"). The principal functions of the Audit Committee involve assisting the Board of Directors in fulfilling its responsibility to oversee: (i) the financial reporting process as conducted by management; (ii) the Company's systems of internal accounting and financial controls; (iii) the annual independent audit of the Company's financial statements and the Company's legal compliance; and (iv) ethics programs as established by management and the Board.

The Human Resources Committee, whose current members are Ilene S. Gordon (Chair), Roy W. Haley and Alex D. Zoghlin, met seven times during 2001. James A. Johnson, who did not stand for reelection as a director in 2001, served as the Chair of the Committee through January 30, 2001 and as a member of the Committee through the end of his term on May 9, 2001. The Human Resources Committee generally acts as a Board compensation committee, in that it reviews and makes recommendations with respect to compensation, employment agreements and benefits applicable to executive officers, as well as compensation, benefits, training and development programs and employment policies generally applicable to employees of the Company and its subsidiaries.

The Governance Committee, whose members are Daniel J. Good (Chair), Frederick B. Hegi, Jr. and Benson P. Shapiro, met four times in 2001. This Committee sets the principles for and oversees the governance of the Company, including the evaluation of management and the Board of Directors. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of director candidates, including any candidates recommended by Company stockholders for consideration by the Governance Committee.

To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement, with the candidate's name and detailed qualifications, to the Company's Secretary at 2200 East Golf Road, Des Plaines, Illinois 60016-1267. In order to propose a director candidate for nomination, a stockholder must comply with the procedures and deadlines described later in this Proxy Statement under the heading "Stockholder Proposals."

Compensation of Directors

Cash Compensation

Directors who are not employees of the Company receive a retainer of $25,000 per year and meeting attendance fees of $1,000 for each Board meeting ($500 for each Board meeting held by conference telephone), $500 for each Committee meeting held in connection with a Board meeting or by conference telephone and $1,000 for any other Committee meeting. Committee Chairs are entitled to a fee of $750 for any Committee meeting held in connection with a Board meeting or by conference telephone and $1,500 for any other Committee meeting. Board members also are reimbursed for reasonable travel-related expenses incurred in connection with their attendance at Board and Committee meetings.

Deferred Compensation Plan

Pursuant to the United Stationers Inc. Nonemployee Directors' Deferred Stock Compensation Plan (the "Director Deferred Compensation Plan"), non-employee directors may defer receipt of all or a portion (but not less than fifty percent) of their retainer and meeting fees. Fees deferred are credited quarterly to each participating director in the form of stock units, based on the fair market value of the Company's Common Stock on the quarterly deferral date. Although deferred stock unit accounts are eligible for additional dividend equivalent credits, no current participant's stock unit account reflects any such credits, as no dividends on the Company's Common Stock have been declared or paid during his or her participation.

Each stock unit account generally is distributed and settled in whole shares of the Company's Common Stock on a one for one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company director. Participants in the Director Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as directors or in substantially equal installments over a period of not more than five years thereafter. If a participating director dies before completion of distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum.

Equity Compensation

Historically, the Company granted to each new non-employee director an option to purchase 30,000 shares of the Company's Common Stock, generally with a three or five-year vesting schedule and a ten-year term, and contemplated successive option grants at three-year intervals. During 2001, the Company's Board of Directors and Governance Committee considered equity compensation alternatives for non-employee directors to enhance director equity ownership stakes and better align the interests of non-employee directors with those of other Company stockholders. As a result, based on the recommendation of an independent consulting firm, the Board adopted the United Stationers Inc. Directors Grant Plan (the "Directors Grant Plan"), effective as of March 28, 2001.

The Directors Grant Plan provides for the discretionary award of up to 4,000 deferred stock units per year to non-employee directors of the Company, with such individual vesting provisions, resale limitations and other terms as may be determined by the Board or the Board Committee charged with administration of the plan. Deferred stock units are eligible for dividend equivalent credits from and after their grant date until their settlement date, if any dividends are declared and paid on the Company's Common Stock during that period. Deferred stock units generally are subject to settlement on a one for one basis in whole shares of the Company's Common Stock, with a cash-out of any fractional stock units. Unless (a) a participant has elected to defer settlement as permitted under the Directors Grant Plan, (b) earlier settlement is required thereunder in connection with and effective immediately prior to a defined "change in control" event, or (c) the Board of Directors or Committee approves in its discretion any other accelerated settlement, settlement of vested deferred stock units will occur as soon as administratively feasible after the earliest of (1) the fifth anniversary of their grant date, (2) the participant's death, or (3) the participant's disability.

As of May 9, 2001, in lieu of option grants to non-employee Directors, the Board made the following awards of deferred stock units to the Company's then current non-employee directors under the Directors Grant Plan, with the dollar value indicated for each such award based on the $28.76 per share closing price of the Company's Common Stock on the grant date: Messrs. Good, Haley, Hopper and Shapiro, 3,200 units each, or $92,032 each in value; Mr. Hegi, 4,000 units, or $115,040 in value; Mr. Johnson, 1,300 units, or $37,388 in value; and Ms. Gordon, 1,100 units, or $31,636 in value. All of these deferred stock units are fully vested and non-forfeitable. In general, these deferred stock units will be settled in shares of Common Stock on May 9, 2006, unless their settlement is accelerated as provided in the plan or with the approval of the Human Resources Committee (as was provided with respect to the year-end settlement of Mr. Johnson's shares following the cessation of his service as a Company director).

Other

The consulting firm of which Dr. Shapiro is the principal owner and president, B. P. Shapiro, Inc., received $30,000 from the Company for consulting services rendered during 2001. The Company believes that the services received were of better quality at substantially the same cost as would have been received from a comparable third-party service provider.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of December 31, 2001 (unless otherwise indicated) with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Various entities and individuals affiliated with Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. (1) One Maritime Plaza, Suite 1325 San Francisco, California 94111	2,148,525	6.4%
T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, Maryland 21202	1,895,000	5.6%
Neuberger Berman, LLC Neuberger Berman, Inc. (3) 605 Third Avenue, 41st Floor New York, New York 10158	1,889,512	5.6%

(1)
This information is based on a Schedule 13D Amendment filed with the SEC on February 6, 2002, reporting the shares of the Company's Common Stock that may be deemed to be beneficially owned, as of January 30, 2002, by various Farallon-affiliated persons and entities, as follows. As the general partner of each of the Farallon partnerships listed below, Farallon Partners, L.L.C. ("FPLLC"), was reported to have shared voting and dispositive power with respect to the aggregate 1,169,205 shares owned by: Farallon Capital Partners, L.P. (498,405 shares), Farallon Capital Institutional Partners, L.P. (437,700 shares), Farallon Capital Institutional Partners II, L.P. (95,900 shares), Farallon Capital Institutional Partners III, L.P. (101,700 shares) and Tinicum Partners, L.P. (35,500 shares).

  By virtue of investment management agreements between Farallon Capital Management, L.L.C., a registered investment adviser ("FCMLLC"), and various managed accounts, FCMLLC was reported to have shared voting and dispositive power with respect to the aggregate 979,320 shares held by such accounts. The individual reporting persons (Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Andrew B. Fremder, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Meridee A. Moore, Thomas F. Steyer and Mark C. Wehrly), who are managing members of both FPLLC and FCMLLC, were reported to have shared voting and dispositive power with respect to all of the 2,148,525 shares held by all such partnerships and managed accounts. FPLLC, FCMLLC and their individual managing members disclaim beneficial ownership of such shares, and all of the above-mentioned entities disclaim group attribution.

(2)
This information is based on a Schedule 13G Amendment filed with the SEC on February 14, 2002, reporting that, as of December 31, 2001, T. Rowe Price Associates, Inc. ("Price Associates") had sole dispositive power with respect to 1,895,000 shares and sole voting power with respect to 332,600 shares of the Company's Common Stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser, with power to direct investments and/or sole power to vote the securities. Price Associates disclaims that it is the beneficial owner of such securities.

(3)
This information is based on a Schedule 13G Amendment filed with the SEC on February 12, 2002. Neuberger Berman, LLC ("Neuberger") is a registered investment adviser. In such capacity, Neuberger may have discretionary authority to dispose of or to vote shares that are under its management. Neuberger, however, disclaims any economic interest in the shares, as Neuberger's clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. As of December 31, 2001, of the shares set forth above, Neuberger had shared dispositive power with respect to 1,889,512 shares, sole voting power with respect to 627,812 shares and shared voting power with respect to 1,261,700 shares. With regard to such 1,261,700 shares, Neuberger and Neuberger Berman Management, Inc., which serve as sub-adviser and investment manager, respectively, of various Neuberger Berman mutual funds, have shared dispositive power. Neuberger Berman, Inc. is the parent holding company and owns 100% of Neuberger and Neuberger Berman Management, Inc.

Security Ownership of Management

To the Company's knowledge, the following table reflects the beneficial ownership of the Company's Common Stock as of March 14, 2002 by each Company director, each present executive officer named in the Summary Compensation Table on page 15 and all of the Company's directors and present executive officers as a group, with sole voting and investment power, unless otherwise indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Daniel J. Good	123,715(2)(3)	*
Ilene S. Gordon	15,624(2)(4)	*
Roy W. Haley	24,000(2)	*
Frederick B. Hegi, Jr.	569,260(2)(4)(5)	1.7%
Max D. Hopper	22,067(2)(4)	*
Randall W. Larrimore	476,474(6)	1.4%
Benson P. Shapiro	24,000(2)(4)	*
Alex D. Zoghlin	7,366(4)	*
Ergin Uskup	13,200(7)	*
Kathleen S. Dvorak	14,444	*
Mark J. Hampton	8,800	*
Joseph R. Templet	5,000(8)	*
All Directors and Executive Officers as a Group (17 persons)	1,317,182	3.8%

*
Represents less than 1%

(1)
In accordance with applicable SEC beneficial ownership rules, includes shares of the Company's Common Stock that may be acquired within 60 days after March 14, 2002 through the exercise of stock options outstanding as of such date, as follows: Mr. Good, 0 shares; Ms. Gordon, 12,000 shares; Mr. Haley, 24,000 shares; Mr. Hegi, 24,000 shares; Mr. Hopper, 18,000 shares; Mr. Larrimore, 459,334 shares; Dr. Shapiro, 24,000 shares; Mr. Zoghlin, 6,000 shares; Mr. Uskup, 5,200 shares; Ms. Dvorak, 8,400 shares; Mr. Hampton, 8,800 shares; Mr. Templet, 4,800 shares; Mr. Schwarz, 0 shares; and all directors and executive officers as a group, 607,534 shares.

(2)
Excludes shares of the Company's Common Stock issuable on a one for one basis five years after the grant date, absent acceleration, in settlement of fully vested deferred stock units awarded under the Directors Grant Plan, as follows: Mr. Good, 3,200 shares; Ms. Gordon, 1,100 shares; Mr. Haley, 3,200 shares; Mr. Hegi, 4,000 shares; Mr. Hopper, 3,200 shares; and Dr. Shapiro, 3,200 shares.

(3)
Includes 60,789 shares owned by Good Capital Co., Inc. ("Good Capital"). Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to share voting and dispositive power and therefore beneficially own such shares. Mr. Good disclaims beneficial ownership of the shares owned by Good Capital.

(4)
Includes shares issuable shortly after the participant's cessation of service as a director on a one for one basis in satisfaction of fully vested deferred stock units credited under the Director Deferred Compensation Plan, as follows: Ms. Gordon, 2,624 shares; Mr. Hegi, 5,279 shares; Mr. Hopper, 4,067 shares; and Mr. Zoghlin, 1,366 shares. Does not include the 5,139 shares issuable in settlement of fully vested deferred stock units credited to Dr. Shapiro under the same plan, as he has elected to defer receipt of such shares over a two-year period following termination of his service as a director.

(5)
In addition to the shares referred to in notes (1) and (4), includes (i) 318,358 shares held of record by Mr. Hegi, (ii) 42,312 shares held of record by a family company of which he is managing partner, and (iii) 179,311 shares held in trust for his benefit and for which he serves as trustee. Does not include (a) 20,818 shares held by Wingate Management Corporation and (b) 8,555 shares held by Wingate Management Limited, L.L.C. Mr. Hegi is President of Wingate Management Corporation and a manager of Wingate Management Limited, L.L.C. and, accordingly, may be deemed to have shared dispositive and voting power with respect to, and therefore beneficially own, the shares owned of record by these entities.

(6)
In addition to the shares referred to in note (1), includes 17,140 shares owned of record by Mr. Larrimore. Does not include the 25% vested portion or any other beneficial ownership interest in the 100,000 deferred stock units granted to Mr. Larrimore under the Company's Retention Grant Plan, as settlement of such stock units in shares of Common Stock normally will occur only on the eighth anniversary of the grant date.

(7)
In addition to the shares referred to in note (1), includes 8,000 shares held in a revocable family trust for which Mr. Uskup serves as trustee.

(8)
In addition to the shares referred to in note (1), includes 200 shares owned jointly with his spouse, as to which Mr. Templet has shared dispositive and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, as well as any persons who beneficially own more than 10% of the Company's Common Stock, to file with the SEC reports of holdings and transactions in the Company's Common Stock. To the Company's knowledge, based on its review of such reports furnished to the Company and on written representations from the Company's directors and executive officers that no other reports were required, the Company believes that all such required Section 16(a) reports have been filed on a timely basis, except that the grant to Mr. Zoghlin in November 2000 of an option to purchase 30,000 shares of the Company's Common Stock was inadvertently reported late.

REPORT OF THE AUDIT COMMITTEE

The Company's Audit Committee comprises three directors, all of whom are independent under the applicable listing standards of The Nasdaq Stock Market, Inc. The members of the Audit Committee are Roy W. Haley (Chair), Max D. Hopper and Ilene S. Gordon. The Audit Committee operates under a written charter adopted by the Board of Directors in February 2000, a copy of which was included as Exhibit A to the Company's Proxy Statement dated April 3, 2001.

Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee also approves the selection of the Company's independent accountants.

In this context, the Audit Committee has reviewed and discussed with the Company's management and its independent accountants the Company's audited financial statements for the year ended December 31, 2001 and the report of the independent accountants with respect thereto. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence. In addition, the Audit Committee has considered whether the non-audit services provided by the independent accountants are compatible with maintaining the independent accountant's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC.

Roy W. Haley, Audit Committee Chair
Max D. Hopper, Audit Committee Member
Ilene S. Gordon, Audit Committee Member

INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS

General

The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2002. Ernst & Young LLP has served as the Company's independent auditors since March 1995.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they choose to do so.

Fee Information

Audit Fees. The fees payable by the Company to Ernst & Young LLP for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q filed during 2001 totaled approximately $500,000.

Financial Information Systems Design and Implementation Fees. During 2001, Ernst & Young LLP did not perform any services for the Company, and the Company did not incur any fees payable to Ernst & Young LLP, relating to information technology matters as described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees. The fees payable by the Company to Ernst & Young LLP, including reimbursement of expenses, were approximately $700,000 in the aggregate for other audit-related services (pension and statutory audits, business acquisition reviews, information technology audit services, internal audit assistance and accounting and tax consultations) rendered by Ernst & Young LLP during 2001.

STOCK PERFORMANCE GRAPH

The following graph compares the performance of our Common Stock over a five-year period with: (1) the cumulative total returns of The Nasdaq Stock Market index (U.S. Companies); and (2) a group of companies included within Value Line's Office Equipment Industry index. The graph assumes $100 was invested on December 31, 1996 in our Common Stock and in each of the indices and assumes reinvestment of all dividends.

Company/Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
United Stationers Inc. (USTR)	$100.00	$246.79	$266.67	$292.95	$244.27	$342.48
*Nasdaq Market Index (U.S. Companies)	100.00	122.48	172.72	320.99	193.13	153.25
**Value Line Office Equipment Index	100.00	142.79	194.10	195.26	151.64	265.91

REPORT OF THE HUMAN RESOURCES COMMITTEE
ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors is appointed by the Board of Directors from its membership and consists entirely of directors who are not officers or employees of the Company. Among its executive compensation oversight responsibilities, the Human Resources Committee approves or presents recommendations to the Board with respect to the base salary and annual incentive compensation of the Company's executive officers. The Committee also generally establishes performance targets under the Company's Management Incentive Plan or criteria applicable to other executive officer bonuses, reviews attainment of such targets or satisfaction of other relevant criteria, and determines grants under and administers the Company's equity-based, long-term incentive plans.

Philosophy

In overseeing the Company's executive compensation programs, the Human Resources Committee is guided by the following principles:

  •
  Total compensation is intended to attract, motivate and retain talented contributors to the Company and to balance short and long-term Company goals, by combining at or near industry-average base salaries with meaningful variable, performance-based short and long-term compensation.
  •
  A significant portion of total compensation is designed to link pay and performance and encourage attainment of Company and individual performance objectives through the use of annual cash incentives, with the potential for above industry-average payouts when superior performance objectives are met or exceeded.
  •
  Finally, the Company's compensation programs are intended to align the financial interests of executive officers and other managers with the interests of stockholders through long-term, equity-based incentives.

Evaluation and Components of Total Compensation

In its review of Company compensation programs in relation to the above compensation principles, the Human Resources Committee periodically reviews data regarding executive officer and other management compensation abstracted from general industry surveys and other publicly available sources, as well as benchmark information provided by independent human resources consulting firms. This comparative information has included compensation data relating to both wholesalers and a more diverse group of similarly-sized companies, including distribution, service and manufacturing firms, with which the Company is believed likely to compete for management talent. These comparator group companies are not limited to the companies included in the office equipment industry index used for the Stock Performance Graph. The Committee also engages independent human resources consulting firms from time to time to advise it on specific compensation proposals and programs.

There are three basic components of the Company's compensation program: (1) annual base salary; (2) short-term incentives, generally in the form of annual cash bonuses; and (3) long-term incentives, through stock options and other equity-related awards.

Base Salary

The Human Resources Committee believes it important to provide competitive base salaries. Initially, in establishing base pay, the Company generally develops a salary range for positions based on what it regards as average base pay information with respect to similar positions at appropriate comparator companies.

In evaluating base compensation levels and proposed adjustments for executive officers, the Human Resources Committee generally considers responsibility level, experience, industry or technical knowledge and skills, demonstrated individual performance, internal fairness with respect to comparable positions involving similar responsibilities and competitive base compensation practices. In determining competitive practices, the Committee periodically reviews comparative compensation data, as described above.

In general, the salaries of executive officers are subject to annual review, based on the preceding factors, with any appropriate adjustments in base compensation made effective on January 1. Consistent with that approach, Mr. Larrimore's base salary was increased from $575,000 to $750,000, effective January 1, 2001. In recommending that base pay adjustment to the Board, the Human Resources Committee considered the Company's strong performance for 2000 as compared to the prior year, including a 14.6% increase in net sales, an 11.1% increase in operating income and a 10.6% increase in net income (18.2% excluding the extraordinary item for 2000). The Committee also considered benchmark data it had received near the end of 2000 showing, among other things, that Mr. Larrimore's base salary was considerably below the marketplace median for chief executive officers of similarly-sized distribution, service and manufacturing companies believed to represent an appropriate comparator group.

During 2001, the Company implemented a new organizational structure, both to further its restructuring cost-savings objectives and to drive decision-making closer to customers, strengthen the Company's management team and improve overall management effectiveness. In addition, during the year, a number of the Company's executive officers, including those who formerly had principal executive responsibility for operations and finance, ended their employment with the Company. As a result of these changes, and in consideration of assuming substantially expanded managerial responsibilities, several executive officers, other than the chief executive officer, received additional base salary rate adjustments during the year.

Annual Cash Incentives

The Company's Management Incentive Plan (the "MIP"), as approved by the Company's stockholders, is designed to provide annual cash incentive opportunities to executive officers and other Company associates based on the Company's achievement of predetermined performance goals (primarily, year-over-year earnings per share ("EPS") increases). Under the MIP, bonuses generally become payable under a formula based on percentage attainment of Company performance targets set annually by the Human Resources Committee. For 2001, the target bonuses for Mr. Larrimore and other executive officers were 80% and 40%-60%, respectively, of their base salaries.

The Company failed to achieve the minimum EPS increase previously established as a 2001 performance threshold under the MIP. As a result, there were no awards under the MIP for 2001 to any executive officers of the Company.

In recognition of the substantial challenges faced by the executive team and other key managers in 2001 due to the Company's restructuring plan adoption and prevailing industry and economic conditions, early in the third quarter of 2001, the Human Resources Committee approved the creation of a separate bonus pool, in an aggregate amount of up to $1.5 million. This pool was established to permit the award of discretionary bonuses for 2001 in recognition of superior individual performance and individual contribution to overall Company results, including working capital improvements and share price attainment, despite such a challenging environment. In early 2002, at the recommendation of the Human Resources Committee, the Company's Board approved the award of discretionary bonuses from this pool to reward and continue to motivate various Company executive officers and other key employees.

As a part of this bonus pool, Mr. Larrimore received a discretionary 2001 bonus of $300,000 and each of the other current executive officers named in the Summary Compensation Table (the "Named Executive Officers") received a discretionary bonus of $45,000, as reflected in the Summary Compensation Table. In addition to those Named Executive Officer bonus awards, the Company paid an aggregate of $90,000 as 2001 discretionary bonuses to the Company's other executive officers.

Long-Term Equity-Based Incentives

The Human Resources Committee believes that a significant component of executive compensation should be dependent on value created for stockholders through long-term stock price appreciation. This aligns the interests of executive officers with those of the Company's other stockholders, and encourages consideration of long-term strategic as well as short-term operational goals. As a result, the Company's long-term incentive awards are equity-based.

Stock options have played an important role in the Company's total compensation program, for both executive officers and other key employees, and are expected to continue to do so. As a general rule, the Human Resources Committee makes an annual grant of options to a broad group of eligible employees. The number of shares subject to individual option grants generally is commensurate with the eligible employee's job responsibility level and potential positive impact on the Company's performance.

The Human Resources Committee approved annual option grants in mid-2001, including the grant to Mr. Larrimore of a non-qualified option to purchase 100,000 shares of the Company's Common Stock, based on the above criteria. The Committee subsequently approved additional option grants to selected executive officers in recognition of and commensurate with their expanded responsibilities, including additional grants to certain Named Executive Officers as shown under the heading "Option Grants in 2001."

In 2001, the Human Resources Committee determined that it would be advisable to supplement the Company's option program with a new plan affording additional long-term, equity-based incentive opportunities for selected senior executive officers perceived as most at risk from a retention perspective. This was based in part on comparative data from an independent consulting firm, which showed that the Company's stock option grants for selected executive officer positions provided long-term incentive compensation below median levels for the comparator group. Based on that data and the advice of an independent human resources consulting firm, the Human Resources Committee deemed it advisable to design a supplemental program evidencing the Company's interest in retention of its most senior executives, while affording the Company additional time to undertake a more comprehensive review of the overall competitiveness of its long-term and total compensation programs.

As a result, on the recommendation of the Human Resources Committee, the Company's Board adopted a new Retention Grant Plan, effective as of January 30, 2001. The Retention Grant Plan provides for the grant of deferred stock units that generally vest, and are settled on a one for one basis in shares of the Company's Common Stock, eight years after their grant date. For deferred stock units to vest on the eighth anniversary of their grant date, the recipient must remain employed by the Company or its affiliates during the entire vesting period, unless his employment was terminated by the Company without "cause" or by the participant for "good reason" (as defined in the plan) following certain change in control event triggers. The Retention Grant Plan provides for accelerated vesting of deferred stock units upon the attainment of specified increased stock price levels for at least 30 trading days within 35 consecutive trading days, on certain change in control triggers and in certain other circumstances. In general, however, distribution of shares in settlement of vested deferred stock units occurs only on the eighth anniversary of their grant date, except for earlier settlement in connection with a defined change in control or the participant's death, disability or retirement at or after age 62. Vested deferred stock units also remain subject to forfeiture at any time prior to their settlement date for participant violations of a non-competition provision in the plan.

Consistent with the retention objectives of the Retention Grant Plan, Mr. Larrimore received an award thereunder of 100,000 deferred stock units on April 11, 2001, as reported in the Summary Compensation Table. One quarter of these deferred stock units vested in early 2002, upon the satisfaction of one of the increased stock price criteria.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executives to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, the Company's MIP and its two Management Equity Plans were designed to comply with the requirements of Section 162(m) of the Code and were approved by Company stockholders. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

The Human Resources Committee intends to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with the Company's compensation objectives. In some cases, however, the Committee believes that the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to attract and retain qualified executives.

Ilene S. Gordon, Human Resources Committee Chair
Roy W. Haley, Human Resources Committee Member
Alex D. Zoghlin, Human Resources Committee Member

EXECUTIVE COMPENSATION

Summary Compensation Table

The table and notes below show the compensation for the last three years of the President and Chief Executive Officer of the Company and the four next highest-paid executive officers of the Company as of December 31, 2001 for services in all capacities to the Company and its subsidiaries. In addition, as required by SEC rules, the table includes one additional individual who, based on amounts he earned as base salary for the period he was employed by the Company during 2001, would have been included had he been an executive officer of the Company as of December 31, 2001. All of these individuals shown in the table below are sometimes referred to in this Proxy Statement as Named Executive Officers.

		Annual Compensation					Long-Term Compensation
							Awards
Name and Principal Position	Year Ended 12/31	Salary(1)	Bonus(2)		Other Annual Compensation(3)		Restricted Stock/Stock Unit Awards(4)		Securities Underlying Options/SARs (Shares)	All Other Compensation(5)
Randall W. Larrimore President and Chief Executive Officer	2001 2000 1999	$750,936 575,956 540,000		$300,000 690,000 511,056	$1,402 — —	(3)	$2,425,000 — —	(4)	100,000 100,000 150,000	$28,163 26,143 26,499	(5)
Ergin Uskup Senior Vice President and Chief Information Officer	2001 2000 1999	$235,936 225,956 215,000		$45,000 135,000 134,238	— — —		— — —		14,000 12,000 20,000	$21,925 23,751 15,756	(5)
Kathleen S. Dvorak Senior Vice President and Chief Financial Officer	2001 2000 1999	$219,075 160,956 150,000		$45,000 87,000 70,980	— — —		— — —		25,000 12,000 20,000	$8,624 8,233 6,961	(5)
Mark J. Hampton Senior Vice President, Marketing and Field Support Services	2001 2000 1999	$218,412 195,776 188,000		$45,000 117,312 93,962	— — —		— — —		25,000 12,000 20,000	$8,417 8,955 5,829	(5)
Joseph R. Templet Senior Vice President, Field Sales and Operations	2001 2000 1999	$214,326 196,476 188,000		$45,000 117,312 88,961	— — —		— — —		25,000 12,000 18,000	$11,144 10,996 9,238	(5)
Steven R. Schwarz Former Executive Vice President and President, Supply Division	2001 2000 1999	$266,667 357,731 335,000	$	— 346,098 302,783	— — —		— — —		— 45,000 70,000	$1,452,812 13,180 7,813	(5)(6)

(1)
Includes compensation amounts earned during the year, including any portions thereof deferred under the 401(k) Savings Plan and Deferred Compensation Plan of the Company's wholly owned operating subsidiary, United Stationers Supply Co. ("USSC").

(2)
For 2001, the Named Executive Officers did not earn any award under the Company's Management Incentive Plan, or MIP, as the applicable corporate performance EPS growth target was not attained. Amounts shown under this column for 2001 represent discretionary bonuses paid in 2002 in respect of other financial results (including working capital improvements), share price attainment and individual performance for 2001. For 1999 and 2000, except as otherwise described below, the amounts shown represent cash incentives earned under the MIP for the year shown, based on corporate performance for such year, and paid in the following year. For 2000, the bonus amount shown for Mr. Schwarz includes a discretionary bonus of $25,000, in addition to the bonus paid to him under the MIP for that year. For 1999, the bonus amounts shown for Messrs. Uskup and Schwarz include final payments of $32,500 and $65,000, respectively, under a special bonus plan. The special bonus plan provided for cash incentive payments to key management participants for creating the operational foundation for the 1997 public offering of the Company's Common Stock.

(3)
Consists of payments to offset federal and state tax liabilities attributable to 2001 excess liability insurance coverage. The value of Company-paid financial counseling and tax services, annual term life, disability and excess liability insurance premiums, Company reimbursements for medical expenses not covered by insurance and other personal benefits incident to the personal use of leased automobiles and club memberships is excluded from the table, as such value did not exceed the lesser of $50,000 or 10% of the combined annual salary and bonus for any Named Executive Officer in any year.

(4)
This column shows the market value of the 100,000 deferred stock units awarded to Mr. Larrimore on April 11, 2001 under the Company's Retention Grant Plan, based on the $24.25 per share closing price of Company Common Stock on the grant date. On December 31, 2001, Mr. Larrimore continued to hold 100,000 deferred stock units, with an aggregate value of $3,365,000, based on the $33.65 per share closing price of Company Common Stock on such date. Absent accelerated vesting or forfeiture either upon employment termination (other than any such termination in connection with retirement at or after age 62 or a change in control) or for proscribed competitive activity, these deferred stock units vest on the eighth anniversary of the grant date. They are subject to accelerated vesting as of the respective dates when the daily per share closing price for the Company's Common Stock has been equal to or greater than the following respective per share closing market prices (subject to equitable adjustment) for at least 30 of 35 consecutive trading days (a "stock price condition"): (a) 25% vest on satisfaction of a $35 stock price condition; (b) an additional 35% vest on satisfaction of a $40 stock price condition; and (c) an additional 40% vest on satisfaction of a $45 stock price condition. The $35 stock price condition was satisfied on February 19, 2002, with the result that 25% of this award has vested and become non-forfeitable, absent any violations of the non-competition provisions. These deferred stock units also are subject to full or prorated accelerated vesting on or after specific events, including employment termination due to death or disability and certain change in control transactions. Mr. Larrimore generally is not entitled to receive shares of the Company's Common Stock in settlement of his deferred stock units (including those that have vested on an accelerated basis) until eight years after their grant date, or April 11, 2009, absent a change in control of the Company. These deferred stock units are eligible for dividend equivalent credits from and after their grant date until their settlement date, if any dividends are declared and paid on the Company's Common Stock during that period.

(5)
Amounts shown in this column for 2001 include:

(a)
Company contributions to the 401(k) Savings Plan on behalf of the Named Executive Officers as follows: Mr. Larrimore, Mr. Uskup, Ms. Dvorak, Mr. Hampton and Mr. Templet, $4,164 each; and Mr. Schwarz, $4,000; and

(b)
Total split dollar life insurance premiums paid on behalf of the Named Executive Officers, as follows: Mr. Larrimore, $23,999; Mr. Uskup, $17,761; Ms. Dvorak, $4,460; Mr. Hampton, $4,253; Mr. Templet, $6,980; and Mr. Schwarz, $6,616.

(6)
Mr. Schwarz' employment with the Company and USSC terminated in September 2001 after approximately 23 years of service. In addition to the compensation components described above in note (5), this amount includes an aggregate gross severance amount of $1,442,196, payable to Mr. Schwarz by USSC in equal semi-monthly installments over a two-year period from September 1, 2001 to September 1, 2003, in accordance with an Agreement among Mr. Schwarz, the Company and USSC dated as of September 1, 2001. This severance amount, equal to two times the sum of Mr. Schwarz' 2001 annual base salary rate and 2000 bonus, represents the amount that would have been payable to him under his Employment Agreement, dated as of June 1, 1997, upon the Company's notification of its election to end his employment term or otherwise terminate his employment without cause. The September 1, 2001 Agreement also provides for continuation at USSC cost of Mr. Schwarz' group term life insurance and health care coverage for him, his spouse and his eligible dependents during the same two-year severance period, absent other coverage, as similarly contemplated by his Employment Agreement.

Option Grants in 2001

The following table shows all grants of stock options made to the Named Executive Officers during 2001 under either the United Stationers Inc. Management Equity Plan or the United Stationers Inc. 2000 Management Equity Plan (collectively, the "Equity Plans"). The Equity Plans provide for grants of non-qualified or incentive stock options to non-employee directors and key employees.

	Individual Grants
							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options/SARs Granted
		Percent of Total Options/SARs Granted to Employees in Fiscal Year
Name				Per Share Exercise or Base Price		Expiration Date
							5%	10%
Randall W. Larrimore	100,000	9.1%		$32.99		07/31/11	$2,074,723	$5,257,756
Ergin Uskup	14,000	1.3%		$32.99		07/31/11	$290,461	$736,086
Kathleen S. Dvorak	12,000 13,000	1.1 1.2	% %	$32.99 30.84		07/31/11 12/12/11	$248,967 252,136	$630,931 638,963
Mark J. Hampton	15,000 10,000	1.4 0.9	% %	$32.99 32.40	(2) (2)	07/31/11 07/31/11	$311,209 203,762	$788,663 516,373
Joseph R. Templet	12,000 13,000	1.1 1.2	% %	$32.99 30.84		07/31/11 12/12/11	$248,967 252,136	$630,931 638,963
Steven R. Schwarz	—	—		—		—	—	—

(1)
The amounts shown in the above table under the 5% and 10% columns are calculations required by SEC rules and are not intended to forecast any future appreciation in the price of the Company's Common Stock. The actual value of the options will vary in accordance with the market price of such stock.

(2)
Although the two 2001 option grants to Mr. Hampton reflect the same expiration date, their grant dates were different (August 1, 2001 and September 7, 2001, respectively). Accordingly, their per share exercise prices also are different, as shown above.

All of the options granted to the Named Executive Officers during 2001 normally become exercisable in equal or substantially equal one-third installments on each of the first three anniversaries of their respective grant dates. However, options granted under the Equity Plans are subject to partial or full accelerated vesting on certain events relating to a change in control. One-half of the shares covered by a participant's options that are outstanding, but not yet exercisable, immediately prior to a defined "Change in Control" generally become exercisable immediately on such a Change in Control. All of a participant's outstanding options become immediately exercisable upon a termination of the participant's employment, either by the Company without Cause or by the participant for Good Reason (as defined), in connection with, and within one year following, a Change in Control. In addition, certain employment and/or individual option agreements with Named Executive Officers provide for accelerated option vesting in specified circumstances relating to a Change in Control.

In general, under the Equity Plans, a "Change in Control" includes: (1) the acquisition by any individual, entity or group, other than the Company or any Company-sponsored benefit plan or trust, of beneficial ownership of 30% or more of the combined voting power of the Company's then outstanding voting securities (those entitled to vote generally in the election of directors); (2) the occurrence, during any consecutive two-year period, of a situation in which individuals constituting incumbent Company directors at the beginning of such period (including those subsequently nominated or elected with the approval of a majority of the initial incumbents) no longer constitute a majority of the Company's Board; (3) consummation of a merger, consolidation or reorganization, or approval by the Company's stockholders of a liquidation or dissolution of the Company (a "Business Combination"), unless those who beneficially owned the Company and were incumbent directors on its Board prior to the Business Combination continue to have at least a majority beneficial ownership or Board position, respectively, thereafter and no individual, entity or group that did not beneficially own Company voting securities representing more than 30% of its voting power prior to the Business Combination beneficially owns 30% or more of the combined voting power of the surviving company thereafter; or (4) approval by the Company's stockholders of an agreement for, or the occurrence of, a sale, lease, assignment, transfer or other disposition of all or substantially all of the Company's assets to any individual, entity or group, other than a Company subsidiary or certain other entities having essentially the same proportionate beneficial owners as the Company.

Option Exercises in 2001 and Year-End Option Values

The following table shows: (i) aggregate exercises of options to purchase the Company's Common Stock by the Named Executive Officers during 2001; (ii) the value realized upon such exercises; and (iii) the value of the remaining options held by such executive officers at year-end (based on the $33.65 per share closing price of the Company's Common Stock on December 31, 2001, less the aggregate exercise price for such options, but before payment of applicable taxes).

			Number of Unexercised Options at December 31, 2001		Value of Unexercised In-the- Money Options at December 31, 2001
Name	Shares Acquired on Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Randall W. Larrimore	—	—	535,334	384,666	$10,361,386	$3,905,114
Ergin Uskup	19,200	$146,660	—	38,800	—	$223,010
Kathleen S. Dvorak	14,000	$139,010	4,000	49,000	$18,100	$251,650
Mark J. Hampton	15,200	$165,900	4,000	49,800	$18,100	$237,820
Joseph R. Templet	18,400	$158,320	—	48,600	—	$245,890
Steven R. Schwarz	61,000	$450,525	—	—	—	—

Employment Contracts and Employment Termination and Change in Control Arrangements

CEO Employment Agreement

The Company and USSC entered into an amended and restated Employment Agreement with Mr. Larrimore, dated as of June 19, 2001. Under that agreement, Mr. Larrimore will continue to be employed as the Chief Executive Officer and President of the Company and is intended to continue to serve as a member of the Company's Board of Directors during his employment term. The employment agreement provides for a base salary at an annual rate of at least $750,000, subject to review on at least an annual basis. It also provides for Mr. Larrimore's participation in all stock option, annual incentive and other benefit programs generally available to the Company's senior executives, with an aggregate target annual incentive award opportunity equal to 80% of his base pay ("Target Award") and a potential payout range of 50 to 200% of that Target Award. In addition, the agreement entitles Mr. Larrimore to accrued credit for five years of service in addition to his actual credited service under the Company's Pension and Retiree Health Plans.

Under his employment agreement, Mr. Larrimore's employment term continues until either ninety days after Mr. Larrimore notifies the Company of his termination election or two years after the Company notifies Mr. Larrimore of its election to terminate his employment (three years after such a Company notice occurring within two years following a defined Change in Control). If Mr. Larrimore voluntarily terminates his employment without Good Reason (including, as defined, any removal from or failure to be reelected to the Board) or the Company terminates his employment for Cause (as defined), he is entitled to receive only his earned and unpaid salary and bonus through the termination date, as well as any benefits payable in accordance with Company plans and programs. If Mr. Larrimore's employment is terminated as a result of his qualifying disability or death, in addition to earned and unpaid salary, bonus and benefits, he or his estate or beneficiaries are generally entitled to an amount, payable over a twelve-month period, equal to his then effective annual base salary and the annual incentive award paid or payable for the preceding year, as well as a one-year post-termination exercise period for all then vested options.

If Mr. Larrimore's employment is terminated by the Company without Cause or by him for Good Reason, he is entitled to receive the following, in addition to any earned and unpaid salary, bonus and benefits: (1) if the applicable performance goals are met, a pro rata Target Award for the year in which such termination occurs; (2) an amount equal to two times the sum of his base salary and Target Award for the year in which such employment termination occurs (the "Severance Benefit"), payable in equal installments over the 24-month period following such employment termination (the "Severance Period"); (3) accelerated vesting as of his employment termination of any outstanding options that would otherwise become exercisable during the Severance Period, with exercise permitted through the end of the Severance Period or any earlier option expiration dates; and (4) continued participation in various medical, life and disability insurance and other benefit plans and programs (or a quarterly after-tax equivalent payment for the same) until the earlier of the end of the Severance Period or the date he receives equivalent coverage and benefits from a subsequent employer. If, before any such termination, the Company had notified Mr. Larrimore of its election to end his employment in two years, then the Severance Period would extend only through the second anniversary of that notice and the Severance Benefit would be reduced proportionately.

If Mr. Larrimore's employment is terminated by the Company without Cause or by him for Good Reason within two years following a Change in Control, then he is entitled to a Severance Benefit equal to three times the sum of his then current base salary and the greater of his Target Award for the year in which such employment termination occurs or his average incentive award for the preceding three years. In such circumstances, Mr. Larrimore generally would receive benefit continuation (or equivalent payment) as described above over a three-year period, and a lump sum payment representing the actuarial equivalent of his aggregate retirement plan benefit entitlements (including a supplemental retirement benefit to which he becomes entitled on a Change in Control of the Company), as well as excise tax gross-up payments in respect of any amounts constituting "parachute payments" under the Code. In addition, all stock options held by Mr. Larrimore become immediately exercisable on a Change in Control. As used in this employment agreement, "Change in Control" has essentially the same meaning as under the Equity Plans, as described under the heading "Option Grants in 2001."

Other Named Executive Officer Contracts

The Company entered into an agreement with Mr. Uskup, dated as of February 13, 1995 and subsequently amended, relating to certain terms and conditions of his employment. Under that agreement, as amended, if Mr. Uskup's employment is terminated by the Company other than for Cause or by him for Good Reason (as defined), he is entitled to receive a severance amount equal to one year's then current base salary, payable in 12 equal monthly installments. In addition, the agreement entitles Mr. Uskup and his spouse to continuing post-termination medical benefits coverage under Company plans until each of them reaches age 65, on the same terms and conditions as available to active employees, or specified monthly payments in lieu thereof.

Mr. Schwarz, whose employment with the Company and USSC ended in 2001 after approximately 23 years of service, was a party to an Employment Agreement, dated as of June 1, 1997, and an Agreement, dated as of September 1, 2001, both of which are described in note (6) to the Summary Compensation Table appearing earlier in this Proxy Statement.

Other Severance and Change in Control Arrangements

The Company has a severance plan, in effect since 1995, in which selected longer-tenured officer-level USSC employees who do not have employment agreements are participants. Under this severance plan, participants would be entitled to a severance payment from USSC equal to one year's base salary, payable in twelve equal monthly installments, if, among other things, their employment is terminated without Cause (as defined) by USSC at any time following a defined change in control and they sign a severance agreement and release. The 1995 merger of Associated Stationers, Inc. and the Company constituted a change in control for purposes of the plan as to those employed by USSC immediately prior to its effective date, including Messrs. Hampton and Templet.

The Company is reviewing the employment terms applicable to its executive officers, including those relating to severance and change in control benefits, and presently intends to implement an updated program relating to such benefits, through individual employment agreements or other plans or programs. In the interim period pending completion of that review, and in connection with the recent reorganization of its management team, the Company has made individual commitments to selected executive officers, including Mr. Uskup and Ms. Dvorak, with respect to severance benefits. Mr. Uskup and USSC have entered into an agreement with respect to his mutually agreed employment termination on or before August 31, 2002, pursuant to which Mr. Uskup will be entitled to an aggregate gross severance amount equal to 150% of his current base salary under the Company's voluntary severance program, payable in equal bimonthly installments over an eighteen-month period. Ms. Dvorak similarly would be entitled to receive a severance amount under the Company's voluntary severance program equal to 150% of her base pay if she were to voluntarily terminate her employment on or before August 16, 2002.

The current Named Executive Officers have options to acquire shares of the Company's Common Stock that are eligible for accelerated vesting in connection with a defined Change in Control of the Company, as described under the heading "Option Grants in 2001." In addition, Mr. Larrimore's deferred stock units are subject to accelerated vesting and settlement in connection with a Change in Control, as similarly defined in the Retention Grant Plan.

Pension Plans

The Company's operating subsidiary, USSC, maintains noncontributory pension plans covering over fifty percent of its employees. Employees who are at least 21 years old are eligible to participate after twelve months of employment. The Pension Plan provides an annual benefit at age 65 equal to 1% percent of an employee's career-average annual compensation (generally, base salary and bonus), multiplied by the number of years of credited service up to a maximum of 40 years. However, an employee's annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the twelve months ending on August 31, 1989. Employees' pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity, and disability are also available. All such options are of actuarially equivalent value to the basic pension. The normal retirement age under this plan is 65. USSC also maintains a separate retirement benefit plan for its employees who are covered under collective bargaining contracts.

The following table shows the annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the Named Executive Officers. These benefits are calculated on the basis of estimated years of service at retirement age and current levels of compensation, assuming 5.5% compounded annual increases. They also reflect, for Mr. Larrimore and Mr. Uskup, supplemental pension benefits to which they are entitled under contractual arrangements with the Company and USSC.

Name of Participant	Estimated Annual Pension at Retirement
Randall W. Larrimore	$39,802
Kathleen S. Dvorak	$70,679
Mark J. Hampton	$67,701
Joseph R. Templet	$45,333
Ergin Uskup	$55,832
Steven R. Schwarz	$31,351

As of December 31, 2001, the credited years of service pursuant to the Pension Plan for the Named Executive Officers were: Mr. Larrimore, 10 years, reflecting both his 5 years credit under the Pension Plan and the additional 5 years of credited service to which he is contractually entitled; Ms. Dvorak, 20 years; Mr. Hampton, 20 years; Mr. Templet, 17 years; Mr. Uskup, 8 years; and Mr. Schwarz, 23 years. Mr. Uskup's estimated annual pension benefit in the above table reflects the Company's agreement to assure him retirement benefits under the Pension Plan commensurate with those he would have received had he remained with and retired from a former employer.

STOCKHOLDER PROPOSALS

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder desires to be considered by the Company for inclusion in its Proxy Statement and form of proxy relating to the Company's 2003 Annual Meeting of stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., 2200 East Golf Road, Des Plaines, Illinois 60016-1267, no later than December 2, 2002 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal for which the stockholder does not seek inclusion in the Company's proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company's current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder's intent to make such nomination at the Company's 2003 Annual Meeting must be given to the Company's Secretary at the address in the preceding paragraph not later than February 7, 2003. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the 10th day after notice of the Company's 2003 Annual Meeting is first given to its stockholders.

In addition to these timing requirements, the Company's Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. In general, a stockholder's notice of an intent to present a director nominee at an annual meeting must contain the name and address of the stockholder proponent and of the intended director nominee, a representation that the stockholder is the record owner of shares entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person specified in the notice, a description of any arrangements or understandings relating to such nomination, other information about the nominee that would be required under the SEC's proxy rules and the consent of the nominee to serve as a director of the Company, if elected. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the class and number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the accompanying proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please complete and sign the accompanying proxy card with your voting instructions and return it in the enclosed postage-prepaid envelope or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card.

By Order of the Board of Directors,

Deidra D. Gold Secretary

DETACH HERE

PROXY

UNITED STATIONERS INC.

Proxy for Annual Meeting of Stockholders—May 8, 2002

Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints FREDERICK B. HEGI, RANDALL W. LARRIMORE, AND BENSON P. SHAPIRO, or any of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the "Company") which the undersigned is entitled to vote, on all matters that may properly come before the Annual Meeting of Stockholders to be held at the Company's offices located at 2200 East Golf Road, Des Plaines, Illinois on Wednesday, May 8, 2002, at 2:00 p.m., Central Time, and at any adjournment thereof.

        This proxy will be voted as directed by the undersigned on the reverse side of this card. If no direction is given, this proxy will be voted FOR the election of the director nominees listed on the reverse side. In their discretion, the proxies may vote upon any other business that properly comes before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

UNITED STATIONERS INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

  Vote by Telephone

  It's fast, convenient, and immediate!
  Call toll-free on a touch-tone phone
   1-877-PRX-VOTE (1-877-779-8683).

  Follow these four easy steps:

  1.
  Read the accompanying Proxy Statement and
  Proxy Card.

  2.
  Call the toll-free number
  1-877-PRX-VOTE (1-877-779-8683).

  3.
  Enter your Voter Control Number located on
  your Proxy Card above your name.

  4.
  Follow the recorded instructions.

  Your vote is important!
  Call 1-877-PRX-VOTE any time!

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  Vote by Internet

  It's fast, convenient, and your vote is immediately confirmed and posted.

  Follow these four easy steps:

  1.
  Read the accompanying Proxy Statement and Proxy Card.

  2.
  Go to the Website http://www.eproxyvote.com/ustr

  3.
  Enter your Voter Control Number located on your Proxy Card above your name.

  4.
  Follow the instructions provided.

  Your vote is important!
  Go to http://www.eproxyvote.com/ustr   any time!

To Vote by Mail	Mark, sign and date your proxy card and return it in the postage-paid envelope.

If you vote by Telephone or Internet, you do NOT need to return your proxy card.

DETACH HERE
☒	Please mark votes as in this example.
1.
Election of two directors to serve for a three-year term expiring in 2005.

Nominees: (01) Daniel J. Good, (02) Max D. Hopper

	FOR BOTH NOMINEES	☐	☐	WITHHELD FROM BOTH NOMINEES	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
☐	For both nominees except as noted above				MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please date and sign exactly as your name appears below. Joint owners should all sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.
Signature:	Date:	Signature:	Date:

QuickLinks

TABLE OF CONTENTS
PROXY AND VOTING INFORMATION
ELECTION OF DIRECTORS
VOTING SECURITIES AND PRINCIPAL HOLDERS
REPORT OF THE AUDIT COMMITTEE
INFORMATION REGARDING INDEPENDENT PUBLIC ACCOUNTANTS
STOCK PERFORMANCE GRAPH
REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
STOCKHOLDER PROPOSALS
OTHER BUSINESS